Exhibit 99.1

Gentherm Reports 2019 Second Quarter Results

Revenue Performance Reflects Challenging Automotive Environment

Achieved Highest Gross Margin Rate in 5 Quarters

Reduced Operating Expenses by 14%

Updates 2019 Revenue and Gross Margin Guidance

NORTHVILLE, Michigan, July 25, 2019 /Global Newswire/ - Gentherm (NASDAQ:THRM), the global market leader of innovative thermal management technologies, today announced its financial results for the second quarter ended June 30, 2019.

Second Quarter Highlights

•	Product revenues of $243.3 million decreased 8.7% from $266.4 million in the 2018 second quarter
•	Excluding the impact of foreign currency translation, divested assets and assets held for sale, product revenues decreased 1.9% year over year
•	GAAP diluted earnings per share was $0.08 as compared to $0.45 for the prior-year period
•	Adjusted earnings per share (see table herein) was $0.47. Adjusted earnings per share in the prior-year period was $0.58
•	Secured automotive new business awards totaling $260 million
•	Repurchased $25 million of the Company’s stock

Phil Eyler, the Company's President and CEO, said “We continued to make progress with our focused growth strategy, achieved our highest gross margin rate in five quarters and reduced operating expenses by 14 percent from a year ago. Our Medical business grew double digits in the quarter as we successfully added Stihler products to our portfolio.”

“In Automotive, we secured over $2.2 billion of new awards from top auto makers around the world in the last six quarters and consistently outperformed actual light vehicle production in our key markets. However, the production environment continues to deteriorate, putting downward pressure on our revenue growth trajectory. While we are reducing our revenue guidance for 2019, we are tightening our gross margin range and maintaining our profitability guidance as we continue to improve our cost performance through the Fit-for-Growth program,” continued Eyler.

2019 Second Quarter Financial Review

Product revenues for the second quarter of 2019 of $243.3 million declined $23.1 million, or 8.7%, as compared to the prior-year period. Excluding the impact of foreign currency translation, divested assets and assets held for sale, product revenues declined 1.9% year over year.

Automotive revenues declined 5.5% year over year. All product categories saw revenue declines except Battery Thermal Management (BTM) and Other Automotive. Adjusting for foreign currency translation, organic Automotive revenues decreased 3.0% year over year. When compared with IHS Markit's mid-April forecast for the second quarter of 2019, actual light vehicle production was approximately 4 percentage points below forecast. In addition, when compared to the second quarter of 2018, actual global light vehicle production declined by 8%.

The revenue decline in the Industrial segment resulted from the absence of revenue in this year’s second quarter from the divested Cincinnati Sub-Zero (CSZ) industrial chamber business and lower sales in the Global Power Technologies (GPT) business, which has been classified as “assets held for sale.” The decline was partially offset by higher medical revenue. Gentherm Medical revenue grew 30.7% year over year as a result of the Stihler acquisition that occurred in the first quarter of 2019, as well as higher Blanketrol sales.

See the “Revenue by Product Category” table included below for additional detail.

The gross margin rate increased to 29.9% in the current-year period, a 100-basis point improvement over the prior-year period, primarily as a result of supplier cost reductions, higher labor productivity and Fit-for-Growth cost reduction initiatives. These were partially offset by annual customer price reductions, wage inflation, tariffs, as well as the negative fixed cost leverage from lower unit volume. On a sequential basis, the gross margin rate improved 70 basis points.

Net research and development (R&D) expenses of $19.3 million in the second quarter of 2019 decreased $1.8 million, or 8.5%, year over year as a direct result of the Company’s focused portfolio and Fit-for-Growth cost reduction initiatives.

Selling, general and administrative (SG&A) expenses of $31.8 million in the second quarter of 2019 decreased $2.4 million, or 7.1%, versus the prior-year period. The year-over-year decline was primarily driven by the sale of the CSZ industrial chambers business and the impact of the Fit-for-Growth cost reduction initiatives.

During the quarter, the Company recognized $1.2 million in restructuring expenses which resulted from completed actions associated with its Fit-for-Growth initiatives. Total implemented actions to date are expected to deliver annualized savings of approximately $42 million. The Company has identified a total of $68 million of savings against its annualized target of $75 million by 2021.

As described more fully in the table included below, “Reconciliation of Net Income to Adjusted EBITDA,” the Company recorded Adjusted EBITDA of $32.2 million during the second quarter of 2019 compared to $35.5 million in the prior year, a year-over-year decrease of $3.3 million or 9.5%.

Income tax expense in the 2019 second quarter was $5.5 million, as compared with $3.1 million in the prior-year period. Adjusting for the $9.9 million non-deductible impairment loss, the effective tax rate for the quarter was 30.5%. This rate differed from the Federal statutory rate of 21%, primarily due to higher tax rates in foreign tax jurisdictions.

GAAP diluted earnings per share for the second quarter of 2019 was $0.08 compared with $0.45 for the prior-year period. Adjusted diluted earnings per share, excluding restructuring expenses, impairment charges, unrealized currency gain, and other impacts (see table herein), was $0.47. Adjusted diluted earnings per share in the prior-year period was $0.58.

Guidance

Based on the Company’s second quarter results and the challenging macroeconomic environment, Gentherm is updating its revenue and gross margin guidance, while maintaining all other guidance metrics, for 2019 excluding the impact of foreign currency translation, divested assets and assets held for sale as follows:

•	Product revenues are expected to grow between 0% and 2%
•	Operating expenses between 19% and 20% of product revenues

•	Gross margin rate between 29% and 30%
•	Adjusted EBITDA between 14% and 15% of product revenue
•	Full-year effective tax rate between 28% and 30%
•	Capital expenditures between $40 and $50 million

Conference Call

As previously announced, Gentherm will conduct a conference call today at 8:00 am Eastern Time to review these results. The dial-in number for the call is 1-877-407-4018 (callers in the U.S.) or +1-201-689-8471 (callers outside this U.S.). The passcode for the live call is 13692030.

A live webcast and one-year archived replay of the call can be accessed on the Events page of the Investor section of Gentherm's website at www.gentherm.com.

A telephonic replay will be available approximately 2 hours after the call until 11:59 pm Eastern Time on August 8, 2019. The replay can be accessed by dialing 1-844-512-2921 (callers in the U.S.), or +1-412-317-6671 (callers outside the U.S.). The passcode for the replay is 13692030.

Investor Relations Contact
Yijing Brentano

investors@gentherm.com
(248) 308-1702

Media Contact

Melissa Fischer

media@gentherm.com

248.289.9702

About Gentherm

Gentherm (NASDAQ:THRM) is a global developer and marketer of innovative thermal management technologies for a broad range of heating and cooling and temperature control applications. Automotive products include variable temperature Climate Control Seats, heated automotive interior systems (including heated seats, steering wheels, armrests and other components), battery thermal management systems, cable systems and other electronic devices. Medical products include patient temperature management systems. The Company is also developing a number of new technologies and products that will help enable improvements to existing products and to create new product applications for existing and new markets. Gentherm has over 13,000 employees in facilities in the United States, Germany, Canada, China, Hungary, Japan, Korea, North Macedonia, Malta, Mexico, United Kingdom, Ukraine, and Vietnam. For more information, go to www.gentherm.com.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Gentherm Incorporated's goals, beliefs, plans and expectations about its prospects for the future and other future events. The forward-looking statements included in this release are made as of the date hereof or as of the date specified and are based on management's current expectations and beliefs.  Such statements are subject to a number of important assumptions, risks, uncertainties and other factors that may cause the Company's actual performance to differ materially from that described in or indicated by the forward-looking statements. Those risks include, but are not limited to, risks that new products may not be feasible, sales may not increase, new competitors may arise or customers may develop their own products to replace the Company’s products, customer preferences for end products may shift, the Company may lose suppliers or customers, market acceptance of the Company’s existing or new products may decrease, currency exchange rates may change unfavorably, pricing pressures from customers may increase, current and projected future declines in automobile production may have an adverse impact, the macroeconomic environment may present adverse conditions, additional financing requirements may not be available, the Company’s workforce and operations could be disrupted by civil or political unrest in the countries in which the Company operates, free trade agreements may be altered in a manner adverse to the Company, our customers may not accept pass-through of new tariff costs, additional tariffs may be implemented, cost-savings measures may not be achievable or may need to be reversed, assets held for sale may not be sold quickly or at all, the Company may be unable to repurchase its shares of common stock at favorable prices or at all, due to market conditions, applicable legal requirements, debt covenants or other restrictions, compliance with covenants and other restrictions under the Company’s credit facility, medical device regulations could change in an unfavorable manner, oil and gas prices could fluctuate causing adverse consequences, and other adverse conditions in the industries in which the Company operates may negatively affect its results.

The foregoing risks should be read in conjunction with the Company's filings with the Securities and Exchange Commission (the “SEC”), including “Risk Factors”, in its most recent Annual Report on Form 10-K and subsequent quarterly reports, for a discussion of these and other risks and uncertainties. In addition, the business outlook discussed in this release does not include the potential impact of any business combinations, acquisitions, divestitures, strategic investments and other significant transactions that may be completed after the date hereof.

Except as required by law, the Company expressly disclaims any obligation or undertaking to update any forward-looking statements to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

# # # #

GENTHERM INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018(1)	2019	2018(1)
Product revenues	$243,326	$266,400	$501,247	$530,986
Cost of sales	170,612	189,308	353,226	372,652
Gross margin	72,714	77,092	148,021	158,334
Operating expenses:
Net research and development expenses	19,255	21,022	38,152	44,326
Selling, general and administrative expenses	31,829	34,262	64,442	70,686
Acquisition transaction expense	342	—	380	—
Restructuring expenses	1,231	6,215	3,145	7,080
Total operating expenses	52,657	61,499	106,119	122,092
Operating income	20,057	15,593	41,902	36,242
Interest expense	(1,240)	(1,240)	(2,608)	(2,420)
Foreign currency (loss) gain	(804)	5,174	(601)	596
Gain on sale of business	—	—	4,970	—
Impairment loss	(9,885)	—	(20,369)	—
Other income	171	215	314	1,326
Earnings before income tax	8,299	19,742	23,608	35,744
Income tax expense	5,548	3,083	12,443	6,119
Net income	$2,751	$16,659	$11,165	$29,625
Basic earnings per share	$0.08	$0.46	$0.33	$0.81
Diluted earnings per share	$0.08	$0.45	$0.33	$0.81
Weighted average number of shares – basic	33,441	36,523	33,508	36,560
Weighted average number of shares – diluted	33,574	36,667	33,651	36,663

(1) Certain reclassifications of prior year’s amounts have been made to conform with the current year’s presentation

GENTHERM INCORPORATED
REVENUE BY PRODUCT CATEGORY
(Unaudited, in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018(1)	% Diff.	2019	2018(1)	% Diff.
Climate Controlled Seat (CCS)	$88,437	$90,395	(2.1)%	$182,791	$178,613	2.3%
Seat Heaters	73,628	80,176	(8.2)%	147,548	164,396	(10.2)%
Steering Wheel Heaters	16,029	17,540	(8.6)%	32,999	35,097	(6.0)%
Automotive Cables	22,205	25,645	(13.4)%	45,955	52,510	(12.5)%
Battery Thermal Management (BTM)	8,897	7,241	22.9%	19,641	11,402	72.3%
Electronics	11,454	15,842	(27.6)%	24,306	31,819	(23.6)%
Other Automotive	9,050	6,311	43.4%	18,817	11,734	60.4%
Subtotal Automotive	$229,700	$243,150	(5.5)%	$472,057	$485,571	(2.8)%
Remote Power Generation (GPT)	3,745	5,270	(28.9)%	7,704	9,932	(22.4)%
Industrial Chambers	—	10,418	(100)%	3,418	20,631	(83.4)%
Gentherm Medical	9,881	7,562	30.7%	18,068	14,852	21.7%
Subtotal Industrial	$13,626	$23,250	(41.4)%	$29,190	$45,415	(35.7)%
Total Company	$243,326	$266,400	(8.7)%	$501,247	$530,986	(5.6)%

Total Core Businesses (Automotive and Gentherm Medical)	$239,581	$250,712	(4.4)%	$490,125	$500,423	(2.1)%

(1)Certain reclassifications of prior year’s amounts have been made to conform with the current year’s presentation

GENTHERM INCORPORATED

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net Income	$2,751	$16,659	$11,165	$29,625
Add Back:
Income tax expense	5,548	3,083	12,443	6,119
Interest expense	1,240	1,240	2,608	2,420)
Depreciation and amortization	11,094	12,859	22,074	25,679
Adjustments:
Restructuring expenses	1,231	6,215	3,145	7,080
Impairment of assets held for sale	9,885	—	20,369	—
Gain on sale of business	—	—	(4,970)	—
Acquisition transaction expenses	342	—	380	—
Unrealized currency loss (gain)	71	(4,532)	(923)	(890)
CFO transition expense	—	—	1,065	—
Adjusted EBITDA	$32,162	$35,524	$67,356	$70,033

Use of Non-GAAP Financial Measures

In addition to the results reported in accordance with GAAP throughout this release, the Company has provided information regarding adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) and adjusted earnings per share (“Adjusted earnings per share” or “Adjusted EPS”), each, a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, deferred financing cost amortization, and other gains and losses not reflective of the Company’s ongoing operations and related tax effects including transaction expenses, debt retirement expenses, impairment of assets held for sale, gain or loss on sale of business, restructuring expense, unrealized currency gain or loss and unrealized revaluation of derivatives. The Company defines Adjusted EPS as earnings adjusted by gains and losses not reflective of the Company’s ongoing operations and related tax effects including transaction expenses, debt retirement expenses, impairment of assets held for sale, gain or loss on sale of business, restructuring expense, unrealized currency gain or loss and unrealized revaluation of derivatives. The Company’s reconciliation of net income to Adjusted EBITDA is provided in this release. The Company’s Reconciliation of Adjusted EPS can be found in the supplemental materials furnished as Exhibit 99.2 to the Company’s Form 8-K dated July 25, 2019 and also is included in the presentation entitled “Q2 2019 Gentherm Incorporated Earnings Conference Call Release,” which can be found on the Events page of the Investor section of Gentherm's website at www.gentherm.com.

In evaluating its business, the Company considers and uses Adjusted EBITDA and Adjusted EPS as supplemental measures of its operating performance. Management provides Adjusted EBITDA and Adjusted EPS measures so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company's performance on a period-over-period basis. Other companies in our industry may calculate these non-GAAP financial measures differently than we do and those calculations may not be comparable to our metrics. These non-GAAP measures have limitations as analytical tools, and when assessing the Company's operating performance, investors should not consider Adjusted EBITDA or Adjusted EPS in isolation, or as a substitute for net income or other consolidated income statement data prepared in accordance with GAAP.

Non-GAAP measures referenced in this release may include estimates of future Adjusted EBITDA and Adjusted EPS. Such forward-looking non-GAAP measures may differ significantly from the corresponding GAAP measures, due to depreciation and amortization, tax expense, and/or interest expense, some or all of which management has not quantified for the future periods.

GENTHERM INCORPORATED

ACQUISITION TRANSACTION EXPENSES, PURCHASE ACCOUNTING IMPACTS

AND OTHER EFFECTS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,		Future Full Year Periods (estimated)
	2019	2018	2019	2018	2019	2020	2021	2022	Thereafter

Transaction related current expenses
Acquisition transaction expenses	$342	$—	$380	$—	$ 380	$—	$—	$—	$—
Non-cash purchase accounting impacts
Customer relationships amortization	1,936	2,607	3,764	5,273	7,677	6,569	6,003	5,581	20,905
Technology amortization	498	985	980	1,791	1,986	2,012	2,004	1,945	5,063
Inventory fair value adjustment	117	30	156	59	462	447	—	—	—
Other effects
Restructuring expenses	1,231	6,276	3,145	7,141	3,145	—	—	—	—
Gain on sale of business	—	—	(4,970)	—	(4,970)	—	—	—	—
Impairment loss	9,885	—	20,369	—	20,369	—	—	—	—
Unrealized currency loss (gain)	71	(4,532)	(923)	(890)	(923)	—	—	—	—
CFO Transition	—	—	1,065	—	1,065	—	—	—	—
Total acquisition transaction expenses, purchase accounting impacts and other effects	$14,080	$5,366	$23,966	$13,374	$ 29,191	$9,028	$8,007	$7,526	$25,968
Tax effect of above	(1,117)	(711)	(905)	(2,452)	(2,236)	(2,313)	(2,037)	(1,914)	(6,571)
Net income effect	$12,963	$4,655	$23,061	$10,922	$26,955	$6,715	5,970	5,612	$19,397

Earnings per share - difference
Basic	$0.39	$0.12	$0.69	$0.30
Diluted	$0.39	$0.13	$0.69	$0.30
Adjusted earnings per share
Basic	$0.47	$0.58	$1.02	$1.11
Diluted	$0.47	$0.58	$1.02	$1.11

GENTHERM INCORPORATED

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	June 30, 2019	December 31, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$33,677	$39,620
Restricted cash	2,504	—
Accounts receivable, less allowance of $1,399 and $851, respectively	171,640	166,858
Inventory:
Raw materials	66,181	61,679
Work in process	6,660	5,939
Finished goods	39,772	44,917
Inventory, net	112,613	112,535
Derivative financial instruments	1,155	92
Prepaid expenses and other assets	50,128	54,271
Assets held for sale	6,714	69,699
Total current assets	378,431	443,075
Property and equipment, net	169,345	171,380
Goodwill	65,114	55,311
Other intangible assets, net	55,479	56,385
Operating lease right-of-use assets	13,267	—
Deferred financing costs	1,782	647
Deferred income tax assets	60,071	64,024
Other non-current assets	8,421	12,225
Total assets	$751,910	$803,047
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$84,009	$93,113
Accrued liabilities	62,706	65,808
Current lease liabilities	5,031	—
Current maturities of long-term debt	2,955	3,413
Liabilities held for sale	6,714	13,062
Total current liabilities	161,415	175,396
Pension benefit obligation	6,765	7,211
Non-current lease liabilities	7,741	—
Long-term debt, less current maturities	104,393	136,477
Deferred income tax liabilities	2,577	1,177
Other non-current liabilities	3,738	3,087
Total liabilities	286,629	323,348
Shareholders’ equity:
Common Stock:
No par value; 55,000,000 shares authorized, 33,147,567 and 33,856,629 issued and outstanding at June 30, 2019 and December 31, 2018, respectively	115,310	140,300
Paid-in capital	14,020	14,934
Accumulated other comprehensive loss	(39,440)	(39,500)
Accumulated earnings	375,391	363,965
Total shareholders’ equity	465,281	479,699
Total liabilities and shareholders’ equity	$751,910	$803,047

GENTHERM INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2019	2018
Operating Activities:
Net income	$11,165	$29,625
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	22,217	25,823
Deferred income taxes	3,070	(1,799)
Stock compensation	3,291	4,063
Defined benefit plan income	(699)	(103)
Provision of doubtful accounts	545	204
Loss on sale of property and equipment	227	2,156
Operating lease expense	2,903	—
Impairment loss	20,369	—
Gain on sale of business	(4,970)	—
Changes in operating assets and liabilities:
Accounts receivable	(4,021)	(17,469)
Inventory	1,650	1,631
Prepaid expenses and other assets	276	(12,094)
Accounts payable	(9,528)	10,540
Accrued liabilities	(6,087)	(10,034)
Net cash provided by operating activities	40,408	32,543
Investing Activities:
Proceeds from the sale of property and equipment	82	698
Proceeds from sale of a business	47,500	—
Acquisition of subsidiary, net of cash acquired	(15,476)	(15)
Purchases of property and equipment	(13,024)	(22,138)
Net cash provided by (used in) investing activities	19,082	(21,455)
Financing Activities:
Borrowing of debt	28,371	15,000
Repayments of debt	(61,120)	(46,742)
Cash paid for financing costs	(1,278)	—
Cash paid for the cancellation of restricted stock	(926)	(882)
Proceeds from the exercise of Common Stock options	4,771	4,966
Repurchase of Common Stock	(33,040)	(20,241)
Net cash used in financing activities	(63,222)	(47,899)
Foreign currency effect	293	(1,004)
Net decrease in cash, cash equivalents and restricted cash	(3,439)	(37,815)
Cash, cash equivalents and restricted cash at beginning of period	39,620	103,172
Cash, cash equivalents and restricted cash at end of period	$36,181	$65,357
Supplemental disclosure of cash flow information:
Cash paid for taxes	$3,522	$18,100
Cash paid for interest	$2,712	$2,608
Supplemental disclosure of non-cash transactions:
Common Stock issued to Board of Directors and employees	$3,605	$2,419

# # # #